Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
American Realty Capital New York City REIT, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-204433 on Form S-3 of American Realty Capital New York City REIT, Inc. of our report dated March 15, 2016, with respect to the consolidated balance sheets of American Realty Capital New York City REIT, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows, for the years ended December 31, 2015 and 2014, and the period from December 19, 2013 (date of inception) through December 31, 2013, and the related financial statement schedule, which report appears in the December 31, 2015 annual report on Form 10-K of American Realty Capital New York City REIT, Inc.
/s/ KPMG LLP
New York, New York
March 15, 2016